Exhibit 2.3

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

NEXTMART, INC.

WITH AND INTO

DELAWARE SUN NEW MEDIA, INC.

(PURSUANT TO SECTION 253 OF THE

GENERAL CORPORATION LAW OF DELAWARE)

Delaware Sun New Media, Inc., a corporation organized and existing under the laws of the state of Delaware (“SNMI DE”), does hereby certify that:

FIRST:  SNMI DE was incorporated on May 16, 2006, pursuant to the Delaware General Corporation Law.

SECOND:  NextMart, Inc. (“NextMart”) was incorporated on November 8, 2006, pursuant to the Delaware General Corporation Law.

THIRD:  SNMI DE is the owner of all issued and outstanding capital stock of NextMart.

FOURTH:  The resolutions set forth on EXHIBIT A attached hereto were duly adopted on March ___, 2007 by the Board of Directors of SNMI DE to merge NextMart with and into SNMI DE on the terms and conditions set forth in EXHIBIT A attached hereto (the “Merger”).

FIFTH:  The Merger shall take effect upon the filing of this Certificate of Ownership and Merger with the Secretary of State of Delaware.

SIXTH:  Upon the effective time, the ARTICLE FIRST of the Certificate of Incorporation of SNMI DE will be amended as follows:

“FIRST:  The name of the corporation is NextMart, Inc.”

IN WITNESS WHEREOF, SNMI DE has caused this Certificate of Ownership and Merger to be signed on this __th day of March, 2007.

Delaware Sun New Media, Inc.

/s/ Bruno Wu
By: Bruno Wu

EXHIBIT A

WHEREAS, NextMart, Inc. (“NextMart”) is a wholly owned subsidiary of Delaware Sun New Media, Inc. (“SNMI DE”)

WHEREAS, SNMI DE believes that is in the best interests of SNMI DE that NextMart merge with and into SNMI DE (the “Merger”) under which, among other things, SNMI DE will continue as the surviving corporation; and

WHEREAS, Section 253 of the Delaware General Corporation Law (“DGCL”) provides that if a parent corporation owns at least ninety percent (90%) of the outstanding shares of each class of stock of a corporation, such parent corporation may be merged with and into the subsidiary corporation upon the adoption of an appropriate resolution by the board of directors of the parent corporation and the execution, acknowledgement and filing of a Certificate of Ownership and Merger with the Secretary of State for the State of Delaware.

NOW, THEREFORE, BE IT RESOLVED, that effective upon the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware as required by Section 253 of the DGCL, NextMart shall merge with and into SNMI DE, with SNMI DE as the surviving corporation.

RESOLVED FURTHER, that upon the effective time of the Merger, the Restated Certificate of Incorporation of SNMI DE will be amended, such that ARTICLE FIRST thereof shall be “FIRST:  The name of the corporation is NextMart, Inc.” and the Bylaws of SNMI DE in effect immediately prior to the Effective Time shall continue in full force and effect as the Bylaws of the surviving corporation until duly amended in accordance with the provisions thereof and applicable law, provided however, that all references therein to Delaware Sun New Media, Inc. shall be changed to NextMart, Inc.

RESOLVED FURTHER, that the Merger shall have the effects set forth in the DGCL, including without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of NextMart and SNMI DE shall vest in the surviving corporation, and all debts, liabilities and duties of NextMart and SNMI DE shall become the debts, liabilities and duties of the surviving corporation, all as more fully provided under the applicable provisions of the DGCL.

RESOLVED FURTHER, that the directors and officers of SNMI DE immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law or the Certificate of Incorporation or the Bylaws of the Surviving Corporation.

RESOLVED FURTHER, that each share of common stock of NextMart issued and outstanding immediately prior to the Effective Time shall be at the Effective Time cancelled and extinguished without consideration.

RESOLVED FURTHER, that the officers of SNMI DE, and any of them, are each hereby authorized and directed to make and execute a Certificate of Ownership and Merger, and to cause the same to be filed with the Secretary of State of the State of Delaware, to cause to be executed and filed and/or recorded the documents prescribed by the laws of the State of Delaware and by the applicable laws of any other jurisdiction and to cause to be performed all necessary acts within Delaware and in any other applicable jurisdiction necessary and appropriate to effect the Merger.

RESOLVED FURTHER, that the officers of SNMI DE, and any of them, are each hereby authorized and directed to execute to take all such actions as they may deem necessary or advisable to carry out and perform the purposes of these resolutions.

RESOLVED FURTHER, that any actions taken by the officers of SNMI DE prior to the adoption of the foregoing resolutions that are within the authority conferred hereby are hereby ratified, approved and confirmed as the acts and deeds of SNMI DE.